EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered as of May 15, 2006 between ADVANCED VIRAL RESEARCH CORP., a Delaware corporation (“Employer”), and STEPHEN M. ELLISTON (“Employee”).
R E C I T A L S
     A. Employee and Employer desire to enter into this Agreement to memorialize the employment relationship between Employer and Employee.
     B. Subject to the terms and conditions of this Agreement, Employee is to be the President and Chief Executive Officer of Employer.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:
1. RECITALS. The above stated Recitals are true and correct and are incorporated by reference into this Agreement.
2. TERM. The term of this Agreement shall be one (1) year commencing as of May 15, 2006 (the “Effective Date”) and ending on May 14, 2007 unless terminated earlier as provided herein (the “Term”).
3. DUTIES.
     3.1. In General. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Employee and Employee hereby accepts such employment with Employer for the term of this Agreement as the President, Chief Executive Officer of Employer. Employee shall have the powers and duties with respect to Employer’s business interests (the “Businesses”) as set forth in the Bylaws of Employer for its Chief Executive Officer and President and such other executive and managerial duties as normally associated with such positions, subject to the direction of the Board of Directors in accordance with the reasonable policies adopted from time to time by the Board of Directors and communicated by written notice to Employee (the “Duties”). During the term of this Agreement and subject to Section 3.5 below, Employee shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of the Duties.
     3.2. Place of Performance. The Duties shall be performed in Yonkers, New York, except for such travel in the ordinary course of Employer’s business as may from time to time be reasonably required. Employee’s principal place of business shall be at the executive offices of Employer in Yonkers, New York.
     3.3. Delegation. Notwithstanding anything to the contrary contained in this Section 3, Employee shall have the right and authority to delegate responsibility to one or more personnel as he deems appropriate, and is hereby authorized to hire on behalf of Employer additional agents, employees and other representatives which in his reasonable opinion are necessary to handle the affairs of Employer, and to terminate the employment of any and all agents, employees and other representatives of Employer, other than appointed officers of Employer, the termination of whom shall be subject to the prior approval by Employer’s Board of Directors.
     3.4. Other Activities. Employee shall use his best efforts for the benefit of Employer by whatever activities he reasonably deems appropriate to maintain and improve Employer’s standing in the community generally and among other members of the industries in which Employer is from time to time engaged, including such entertaining for business purposes as he reasonably considers appropriate. Employee shall not, without the approval of the Board of Directors of Employer, render services of a business nature to any other person or entity, if such activities would interfere with the performance of Employee’s Duties as required under this Agreement or otherwise prevent Employee from devoting substantially all of his business time, attention, skill and efforts to the performance of Employee’s Duties as required under this Agreement. Subject to the foregoing limitations, the following activities shall be deemed to be permissible: (i) owning or managing real or personal property owned by Employee or his family members; (ii) owning any business which does not compete, directly or indirectly, with Employer; and (iii) holding directorships or similar positions in any organization which is not competing with Employer and which is approved by the Board of Directors of Employer.
4. COMPENSATION AND OTHER BENEFITS.
     4.1. Compensation and Employee Benefit Plans. For all services rendered by Employee in any capacity during his employment under this Agreement (including any renewals hereof), Employer shall pay to Employee as compensation the sum of the amounts set forth in the following subparagraphs (a) through (d).
          (a) Base Salary. Commencing upon the Effective Date, Employee shall be paid the sum of Two Hundred Fifty Thousand Dollars ($250,000) on an annualized basis (the “Base Salary”), which amount shall be paid in accordance with Employer’s customary payroll practices. On each anniversary of the Effective Date, during the term of this Agreement and any extensions thereof, Employer will review the Base Salary.
          (b) Bonus. Employee shall be entitled to receive a bonus payment as determined by Employer’s Board of Directors in its sole and absolute discretion.
          (c) Benefit Plans. During the term of Employee’s employment with Employer, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of Employer (“Investment Plans”) and Employee and his family shall be eligible for participation in and shall receive all benefits under, welfare benefit plans, practices, policies and programs applicable generally to other executives of Employer, including but not limited to comprehensive medical and dental coverage, disability and basic and supplemental life insurance (“Welfare Plans”).
          (d) Dues. Employer shall pay the dues of such professional associations and societies of which Employee is a member in furtherance of his Duties.
     4.2. Business Expenses. Employee is authorized to incur reasonable expenses to execute and/or promote the Businesses of Employer, including, but not limited to, expenses related to maintenance of professional licenses and expenses for reasonable entertainment, travel, and similar items, in each case, in accordance with the policies, practices and procedures of Employer. Employer will reimburse Employee for all reasonable travel or other expenses incurred while on business. Employer agrees and acknowledges that reasonable travel expenses will include expenses related to Employee’s travel between Yonkers, NY and Raleigh, North Carolina and moderately priced accommodations near Employer’s headquarters.
     4.3. Vacation. Employee will be entitled to four (4) weeks paid vacation annually or such other time as authorized by the Board of Directors during which time his compensation shall be paid in full. Vacation Days unused in any calendar year may not be accumulated and carried forward and used in future years.
5. TERMINATION OF EMPLOYMENT.
     5.1. Termination by Employee. Employee may terminate his employment with Employer at any time upon notice to Employer for “Good Reason.” As used herein, “Good Reason” shall mean:
          (a) Employer’s material breach of this Agreement; provided, however, that in the event Employee believes that this Agreement has been materially breached, he shall provide Employer with written notice of such breach and provide Employer with a thirty (30) day period in which to cure or remedy such breach;
          (b) Assignment to Employee of regular duties inconsistent with his position, or status with Employer; or
          (c) The relocation of Employer’s principal executive offices to a location more than seventy-five (75) miles outside of Yonkers, New York without Employee’s prior consent.
     5.2. Termination by Employer. Employee’s employment may be terminated by Employer at any time upon notice to Employee for “Cause.” As used herein, the term “Cause” shall mean:
          (a) Employee’s material breach of any provision of this Agreement; provided, however, that in the event Employer believes that this Agreement has been breached, it shall provide Employee with written notice of such breach and provide Employee with a thirty (30) day period in which to cure or remedy such breach. For the avoidance of doubt, it shall constitute a material breach of this Agreement if Employee fails to perform his Duties hereunder by way of intentional neglect or chronic absenteeism (excluding Disability);
          (b) The commission by Employee of a crime, or an act of fraud or dishonesty against Employer, its subsidiaries or affiliates; or
          (c) The use by Employee of an illegal substance, including, but not limited to, marijuana, cocaine, heroin, and all other illegal substances, and/or the dependence by Employee upon the use of alcohol, which, in any case, in the opinion of both Employee’s family physician and a physician chosen by Employer, materially impairs Employee’s ability to perform his Duties hereunder, which dependence is not cured or rehabilitated, as determined by Employee’s physician, within three (3) months of receipt of written notice from Employer to Employee.
     5.3. Death or Disability. This Agreement shall terminate upon the death or the Disability of Employee. Employee or his heirs or estate (as the case may be) shall be entitled to the compensation provided for with respect to a termination by death or Disability in this Agreement. As used in this Agreement, the term “Disability” means (A) Employee’s incapacity due to a permanent mental or physical illness that prevents Employee from performing his duties hereunder for 26 consecutive weeks or (B) a physical condition that renders the performance by Employee of his duties hereunder a serious threat to the health and well being of Employee. Disability shall be determined by a physician selected by Employee (or his legal representative) and reasonably acceptable to Employer.
     5.4. Payments Upon Termination.
          (a) Termination by Employer for Cause; Voluntary Unilateral Decision by Employee Without Good Reason; Death or Disability. If Employee‘s employment is terminated (i) by Employer for Cause; (ii) by Employee by a voluntary unilateral decision by Employee without Good Reason; or (iii) as a result of Employee’s death or Disability, then Employee shall be entitled to: (1) the base salary pursuant to Section 4.1(a) earned through the date of termination; (2) all applicable reimbursements from Employer due under Section 4.2 hereof; and (3) accrued vacation under Section 4.3 hereof.
          (b) Other Termination. If Employee’s employment is terminated for any reason by either party other than pursuant to Sections 5.1, 5.2 or 5.3 above, then Employee shall be entitled to the following (collectively, the “Severance Benefits”): (1) that amount which is equivalent to Employee’s base salary for the remainder of the Term, which amount shall be paid in accordance with Employer’s customary payroll practices; and (2) all applicable reimbursements from Employer due under Section 4.2 hereof. Payment of the Severance Benefits shall be conditioned upon the execution by Employee of a valid release, to be prepared by Employer, in which Employee releases Employer, to the maximum extent permitted by law, from any and all claims Employee may have against Employer that relate to or arise out of Employee’s employment or termination of employment.
     5.5. Termination of Obligations. Upon the resignation of Employee or termination of Employee’s employment in accordance with the provisions of this Section 5, all obligations of Employee and Employer hereunder shall be terminated except as otherwise provided herein.
     5.6. Resignation. Any termination of employment under this Agreement, whether or not voluntary, will automatically constitute a resignation of Employee as an officer of Employer and all subsidiaries of Employer and if requested to do so by Employer’s Board of Directors, shall resign as a member of the Board of Directors of Employer and all subsidiaries of Employer; provided, however, that Employee shall execute such resignation documents as Employer may reasonably request in order to evidence such resignation and this provision shall survive the termination of this Agreement.
6. NON-COMPETITION.
     6.1. Non-Competition. While in the employment of Employer and for the period of one (1) year thereafter (the “Non-Competition Period”), unless otherwise agreed to in writing by Employer, Employee will not, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with any business that is developing, manufacturing and/or distributing pharmaceutical products which exhibit substantially similar biological mechanisms of action as Employer’s products in the clinical indications pursued by Employer.

     6.2. Confidential Information. During and after the term of the Agreement, Employee shall not directly or indirectly, divulge, furnish or make accessible to any party not authorized by Employer to receive it, any of the proprietary or confidential information or knowledge of Employer, including without limitation, any financial information, marketing plans, strategies, trade secrets, data, know-how, processes, techniques and other proprietary information of Employer or its subsidiaries (the “Confidential Information”), other than in the course of performing his duties hereunder and with the consent of Employer, which consent shall not unreasonably be withheld, and in accordance with Employer’s policies and regulations, as established from time to time, for the protection of the Employer’s Confidential Information. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to information (including office practices and procedures) that is obvious, or that may readily be determined by any person reasonably knowledgeable in the industry in which Employer operates by diligent review and examination of public sources, or that becomes generally available to the public other than as a result of a disclosure by Employee or any agent or other representative thereof. Employee shall not have any obligation hereunder to keep confidential any Confidential Information to the extent disclosure of any thereof is required by law, or determined in good faith by Employee to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, Employee shall provide Employer with reasonable notice of such requirement so that Employer may seek an appropriate protective order and Employee shall reasonably cooperate with Employer’s efforts to seek such a protective order. Upon termination of employment on the expiration of the Agreement, all tangible evidence of such confidential or proprietary information in the possession of Employee shall be returned to Employer, and Employee shall not make or retain any copies or excerpts thereof, except that Employee may retain copies of all materials that may be of a personal nature to Employee. Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than Employer or its subsidiaries.
     6.3. Non-Solicitation. During the term of the Agreement and for a period of two (2) years thereafter (the “Non-Solicitation Period”), Employee shall not influence or attempt to influence customers of Employer or any of its present or future subsidiaries either directly or indirectly, to divert their business from Employer to any individual, partnership, firm, corporation, or other entity that is in competition with the business of Employer or any subsidiary of Employer at any time during the Non-Solicitation Period. During the Non-Solicitation Period, Employee shall not directly or indirectly solicit any of Employer’s employees or independent contractors to work for (as an employee or independent contractor) any business, individual, partnership, firm, corporation, or other entity in competition with the business of Employer or any subsidiary of Employer at any time during the Non-Solicitation Period.
     6.4. Patents/Assignment and Transfer of Inventions. Employee shall disclose, assign and transfer to the Company any and all ideas, concepts, discoveries, inventions, developments, improvements, trade secrets, technical data, know-how or other materials conceived, devised, invented, developed or reduced to practice or tangible medium by Employee or any of his affiliates, or under his direction, during the term of this Agreement (hereinafter “Inventions”). If any patents shall be developed by Employee or any patents shall result from the knowledge of Employee during the term of this Agreement,, Employee shall assign such patents to the Employer. Employee also agrees to execute such documents and perform such activities as the Employer may reasonably request to obtain such patents and to assist the Employer, as reasonably requested by the Employer’s Board of Directors in defending its patents.
     6.5. Remedies. In the event of an actual or threatened breach by the Employee of this Section 6, including any subparagraph hereof, Employer shall be entitled to an injunction restraining Employee from its prohibited conduct. If the court should hold that the duration and/or scope (geographic or otherwise) of the covenants contained herein are unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise), that is reasonable and the parties agree to accept such determination, subject to their rights of appeal. Nothing contained herein shall be construed as prohibiting Employer or any third party from pursuing any of the remedies available to it for such breach or threatened breach, including recovery of damages from Employee. In any action or proceeding to enforce the provisions of this Section 6, the prevailing party (other than Employee in the event Employee prevails as a result of a determination that the duration and/or scope (geographic or otherwise) of the covenants contained herein are unreasonable) shall be reimbursed by the other party for all costs incurred in such action or proceeding, including, without limitation, all court costs and filing fees and all reasonable attorneys’ fees, incurred either at the trial level or at the appellate level. If Employee shall be in violation of any of the restrictive covenants contained in this Agreement, then the time limitation otherwise applicable to such restrictive covenant shall be extended for a period of time equal to the period of time during which such breach or breaches occur. If Employer seeks injunctive relief from such breach in any court, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals. The existence of any claim or cause of action by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenant, but shall be litigated separately.
     6.6. Acknowledgments by Employee. Employee understands that the restrictions set forth in this Section 6 may limit his ability to earn a livelihood in a business similar to the business of Employer or any subsidiary thereof, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of Employer and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Employee does not believe would prevent his from earning a living. Employee acknowledges that the geographic boundaries, scope of prohibited activities, and duration of this Section 6 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of Employer’s proprietary information, plans and services and to protect the other legitimate business interests of Employer.
7. NOTICES. Any notice, request, demand, offer, payment or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered and given for all purposes if written and if (a) delivered personally or by courier or delivery service, at the time of such delivery; or (b) directed by registered or certified United States mail, postage and charges prepaid, addressed to the intended recipient, at the address specified below, at such time that the intended recipient or its agent signs or executes the receipt:

If to Employer:	Advanced Viral Research Corp.
200 Corporate Boulevard South
Yonkers, New York 10701
Attn: Chairman of the Board
Tel: 914-376-7383

If to Employee:	Stephen M. Elliston
5808 Rocky Point Court
Raleigh, NC 27613
Tel: 919-845-9695

Any party may change the address to which notices are to be mailed by giving written notice as provided herein to the other party. Commencing immediately after the receipt of such notice, such newly designated address shall be such person’s address for purposes of all notices or other communications required or permitted to be given pursuant to this Agreement.
8. MISCELLANEOUS.
     8.1. Governing Law. This Agreement shall be construed pursuant to the laws of the State of New York, and all of its provisions shall be administered according to and its validity shall be determined under the laws of the State of New York without regard to any conflict or choice of law issues.
     8.2. Gender and Number. Whenever appropriate, references in this Agreement in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular, unless the context clearly indicates to the contrary.
     8.3. Certain Words. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Agreement and not to any particular section, provision or paragraph unless so required by the context.
     8.4. Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and/or reference, and they shall in no way be construed as limiting, extending, defining or describing either the scope or intent of this Agreement or of any provision hereof.
     8.5. Counterparts. This Agreement may be executed in one or more counterparts, and any such counterpart shall, for all purposes, be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     8.6. Severability. The invalidity or unenforceability of any provision hereunder (or any portion of such a provision) shall not affect the validity or enforceability of the remaining provisions (or remaining portions of such provisions) of this Agreement. 8.7.
     8.8. Entire Agreement. This Agreement (and all other documents executed simultaneously herewith or pursuant hereto) constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.
     8.9. Restrictive Covenant. In the event the non-competition, non-solicitation clause or any other restrictive covenant of this Agreement shall be deemed unenforceable, invalid or overbroad in whole or in part for any reason, then any arbitration panel or court of competent jurisdiction is hereby authorized, requested and instructed to reform such provision(s) to provide for the maximum competitive restraints upon Employee’s activities (in time and geographic area), which may then be legal and valid.
     8.10. Waiver. Either Employer or Employee may, at any time or times, waive (in whole or in part) any rights or privileges to which he or it may be entitled hereunder. However, no waiver by any party of any condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further continuing waiver of any other condition or of any breach of any other terms, covenants, representations or warranties contained in this Agreement, and no waiver shall be effective unless it is in writing and signed by the waiving party.
     8.11. Attorneys’ Fees. In the event that either party shall be required to retain the services of an attorney to enforce any of his or its rights hereunder, the prevailing party in any arbitration or court action shall be entitled to receive from the other party all costs and expenses including (but not limited to) court costs and attorneys’ fees (whether in the arbitration or in a court of original jurisdiction or one or more courts of appellate jurisdiction) incurred by him or it in connection therewith. The parties hereby expressly confer on the arbitrator the right to award costs and attorneys’ fees in the arbitration.
     8.12. Dispute Resolution. Except for any dispute or controversy in which Employer is seeking injunctive relief pursuant to Section 6, Employee and Employer shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security Act of 1974, as amended. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in New York City, New York or such other location as shall be mutually agreed by the parties. The award of the arbitrators shall be final and nonappealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES) REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER APPLICABLE LAW, EMPLOYEE AND EMPLOYER HEREBY EACH WAIVING THEIR RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY SUCH CLAIMS, DISPUTES OR DISAGREEMENTS REGARDLESS OF WHETHER SUCH CLAIM, DISPUTE OR DISAGREEMENT ARISES UNDER THE LAW OF CONTRACTS, TORTS, (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF EVERY KIND AND STRICT LIABILITY WITHOUT FAULT), OR PROPERTY, OR AT COMMON LAW OR IN EQUITY OR OTHERWISE. EMPLOYEE ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT) EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR, OTHER THAN AS PROVIDED BY SECTION 16, A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.
     8.13. Venue. Without limiting Paragraph E above, any litigation arising hereunder shall be instituted only in New York City, New York, the place where this Agreement was executed, and all parties hereto agree that venue shall be proper in said county for all such legal or equitable proceedings.
     8.14. Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their successors, assigns, and/or other legal representatives. Additionally, covenants in this Agreement which are for the benefit of Employer also shall run in favor of Employer’s subsidiaries. This Agreement shall not be assignable by Employer or Employee. The services of Employee are personal and his obligations may not be delegated by his except as otherwise provided herein.
     8.15. Amendment. This Agreement may not be amended, modified, superseded, canceled, or terminated, and any of the matters, covenants, representations, warranties or conditions hereof may not be waived, except by a written instrument executed by Employer and Employee or, in the case of a waiver, by the party to be charged with such waiver.

     8.16. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than Employer and Employee and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     8.17. Indemnification. To the fullest extent permitted by law and Employer’s certificate of incorporation and by-laws, Employer shall promptly indemnify Employee for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by the Employee in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Employee of services for (or acting as a fiduciary of any Employee benefit plans, programs or arrangements of) Employer or any of its subsidiaries or affiliates, including as a director, officer or employee of Employer or any such subsidiary or affiliate. Employer also agrees to maintain a directors’ and officers’ liability insurance policy covering Employee to the extent Employer provides such coverage for its other executive officers.
     8.18. Tax Withholding. All payments to the Employee under this Agreement will be subject to the withholding of all applicable employment and income taxes.
[Signatures on next page]

     IN WITNESS WHEREOF, Employer and Employee have caused this Agreement to be executed on the day and year first above written.

ADVANCED VIRAL RESEARCH CORP.
By:	/s/ Eli Wilner
	Name:	Eli Wilner
	Title:	Chairman of the Board

/s/ Stephen M. Elliston
Stephen M. Elliston